EXHIBIT 99.1
RANGE PROVIDES MARCELLUS SHALE UPDATE
FORT WORTH, TEXAS, JULY 14, 2008...RANGE RESOURCES CORPORATION (NYSE:RRC) today provided an operational update on its activities in the Marcellus Shale play located in the Appalachian Basin.
John Pinkerton, Range’s Chairman and CEO, said, “With more than 100 wells drilled in the Marcellus Shale, including 20 horizontal wells, we are extremely pleased with our progress to date. We believe we have developed a solid understanding of the play’s technical aspects and are moving from the testing phase to the development stage. Given our 1.4 million acre leasehold position, the Marcellus play holds enormous potential for Range and its shareholders. Importantly, the Marcellus play has the potential to be a very large economic stimulus to the states involved and provide a domestic, cleaner and less expensive alternative to foreign oil.”
Range continues to accelerate both its drilling and acreage acquisition efforts in the Marcellus Shale play. Including transactions that are expected to close shortly, Range’s high-graded leasehold position in the Marcellus play now stands at approximately 850,000 acres. The play is developing into two regional areas — southwestern Pennsylvania and northern West Virginia (the “SW”) and northeastern Pennsylvania and southern New York (the “NE”). Of Range’s high-graded acreage position, roughly 60% is located in the SW and 40% in the NE. The SW has the largest concentration of historically developed Appalachian oil and gas fields and existing pipeline infrastructure that is better developed than in the NE. As a result, Range anticipates that the ramp up of Marcellus production will begin primarily in the SW and then move to the NE.
The Marcellus play is situated in an enviable position with regard to selling natural gas into the high-demand northeastern natural gas markets. Range previously announced an agreement with MarkWest Energy Partners, L.P. to construct and operate pipelines and processing facilities covering a portion of its Marcellus acreage position. Work has commenced on three infrastructure projects, two in the SW and one in the NE. These infrastructure projects will connect Range’s developing Marcellus Shale fields to the larger interstate carriers. Range has secured firm transportation capacity on interstate carriers totaling 150 Mmcf per day and is holding discussions to expand this capacity as the play develops.
Currently, Range has three rigs operating in the Marcellus play and plans to drill 40 horizontal wells in 2008. Later this year, Range expects to add two fit-for-purpose rigs. Preliminary planning for 2009 includes increasing to eight rigs. Wells are currently being drilled, completed and tested, after which they are shut-in awaiting pipeline build out. The initial phase of the pipeline and processing infrastructure is expected to be completed in first quarter 2009. Production start up will be phased in, but is expected to reach 30 Mmcf per day in the first quarter of 2009. As additional wells are connected and drilled, production is anticipated to increase throughout 2009.
In addition to pipeline and processing infrastructure, access to and disposal of water will be an important part of the Marcellus play. Similar to other successful shale plays in the U.S., hydraulically fracturing the horizontal wells drilled to the Marcellus Shale formation with large, multi-stage water fracs is the key to unlocking the natural gas reserves. Range, in concert with an industry consortium is working with various agencies to ensure that Marcellus development is undertaken in an environmentally prudent fashion to protect the region’s water resources. Range is in the process of securing water sources and post production water treatment services from a number of alternative sources already approved by regulatory agencies. This will facilitate Range’s ability to implement its future drilling plans in a timely manner.
Through the first quarter of 2008, Range has announced results for 15 horizontal wells. The last 10 reported horizontal wells had an average peak initial rate of 4.1 Mmcfe per day. Five additional horizontal wells are in various stages of completion and testing. The results on several of these wells are expected to be available by the time of our second quarter earnings release later this month. Based on the results to date, Range estimates that the gross average reserves per horizontal well are in the range of 3 to 4 Bcfe. In a development mode, Range anticipates that a typical Marcellus horizontal well will cost $3 to $4 million. Based on results to date, estimated finding and development costs range from $0.90 to $1.60 per mcfe. Based on its current technical evaluation of the Marcellus Shale formation, Range estimates gas in place in the core SW and NE areas will range from 70 to 150 Bcf per section with variation attributable to thickness, depth, porosity, reservoir pressure and total organic carbon of the shales. Using geological, engineering and production data obtained from the wells drilled throughout the Marcellus fairway, Range has revised upward its estimate of the unrisked reserve potential of its leasehold position to 15 to 22 Tcfe. Of this total, 10 to 15 Tcf are located in the SW, with the remainder in the NE.

In addition to drilling additional wells and building out infrastructure, Range is continuing to pursue its Marcellus Shale play leasehold acquisition effort. So far in 2008, approximately 200,000 acres of additional leasehold have been acquired. Parties wishing to lease their property should call Range’s Land Department in Pittsburgh at 724-743-6700.
John Pinkerton, Range’s Chairman and CEO, commented, “As one can see from this update, our Marcellus team is doing a terrific job. Our team is focused on bringing our Marcellus production on line as quickly as possible in a safe and environmentally prudent manner. Given our extremely large acreage position, we anticipate increasing production for many years to come. In addition to the progress in the Marcellus, we are seeing solid growth in other areas of the Company. Despite severe pipeline curtailments in portions of the Barnett Shale play, production continues to increase due to outstanding drilling results in other areas. As a result, we anticipate second quarter production will meet or exceed guidance of 375 Mmcfe per day, representing a 20% increase and our 22nd consecutive quarter of sequential production growth.”
RANGE RESOURCES CORPORATION (NYSE: RRC) is an independent oil and gas company operating in the Southwestern, Appalachian and Gulf Coast regions of the United States.
Except for historical information, statements made in this release, including those relating to anticipated reserve potential, production, drilling results, capital expenditures, the number of wells to be drilled, future realized prices and financial results are forward-looking statements as defined by the Securities and Exchange Commission. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, and environmental risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by reference.
Range’s internal estimates of reserves may be subject to revision and may be different from estimates by our external reservoir engineers at year-end. Although we believe the expectations and forecasts reflected in these and other forward-looking statements are reasonable, we can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.
The Securities and Exchange Commission permits oil and gas companies, in filings made with the Securities and Exchange Commission, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms, such as “probable,” “possible,” “potential” or “unproven,” that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of being actually realized by the Company. While we believe our calculations of unproven drill sites and estimation of unproven or potential reserves are reasonable, such calculations and estimates have not been reviewed by third-party engineers. Investors are urged to consider closely the disclosure in our most recent Annual Report on Form 10-K, available from our website at www.rangersources.com or by written request to 100 Throckmorton Street, Suite 1200, Fort Worth, Texas 76102. You can also obtain this form from the SEC by calling 1-800-SEC-0330.
2008-21

Contact:	Rodney Waller, Senior Vice President	817-869-4258
	David Amend, IR Manager	817-869-4266
	Karen Giles, Corporate Communication Manager	817-869-4238
	Main Number	(817) 870-2601
www.rangeresources.com